UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PROTHENA CORPORATION PUBLIC

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The following communication was sent or made available commencing on May 8, 2017 to the shareholders of Prothena Corporation plc

PROTHENA CORPORATION PLC

Annual General Meeting of Shareholders

To be Held on May 17, 2017

Supplemental Information Regarding Proposal Nos. 5, 6 and 7

To our Shareholders:

We write to you to underscore the importance of your independent analysis of the proposals presented for your consideration at our Annual General Meeting of Shareholders scheduled to be held on Wednesday, May 17, 2017 (the “Annual Meeting”). The proposals are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read our proxy statement as well as the additional soliciting material we have filed with the SEC, including the presentation we filed on April 10, 2017.

Our Board of Directors recommends that you vote your shares “FOR” the election of each of the director nominees for re-election at the Annual Meeting, and “FOR” each of the other proposals presented for a shareholder vote at the Annual Meeting.

We would like to draw your attention specifically to:

•	Proposal No. 5 – to renew our Board of Directors’ existing authority under Irish law to allot and issue ordinary shares;

•	Proposal No. 6 – to renew our Board of Directors’ existing authority under Irish law to allot and issue ordinary shares for cash without first offering those shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply; and

•	Proposal No. 7 – to approve any motion to adjourn the Annual Meeting, or any adjournment thereof, to another time and place in order to solicit additional proxies if there are insufficient votes at the Annual Meeting to approve Proposal No. 6.

We refer to the Board authorities described in Proposal Nos. 5 and 6 as our share issuance authorities.

Glass Lewis & Co. has recommended that its clients vote “FOR” the proposals to renew our Board’s share issuance authorities, partially in recognition that our ordinary shares are listed solely on the NASDAQ Global Select Market, which provides its own separate restrictions on share issuances for the protection of shareholders.

Institutional Shareholder Services (“ISS”) has recommended voting against the proposals to renew our Board’s share issuance authorities and against the adjournment proposal – on the basis that the proposals to renew our Board’s share issuance authorities “exceed recommended best practices guidelines.”

While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the advisory firms’ reports are utilized as research tools by many of our shareholders. For the reasons set forth below, we disagree with ISS’s recommendations.

Our Views on ISS’s Position on Proposal Nos. 5 and 6

Last year, ISS specifically acknowledged the gap in its U.S. benchmark policy as it relates to share issuance authority proposals submitted by companies listed solely in the U.S. In its draft policy updates for 2017, ISS considered adopting a new policy to address a gap in its U.S. benchmark policy with respect to share issuance authority proposals submitted by companies listed solely in the U.S. and incorporated in countries that require shareholder approval to issue new shares. ISS explained that “[i]n the absence of a US policy covering such general share issuance authorities, ISS has been applying the policy of the market of incorporation, as that is the market which caused the proposal to appear on the ballot. Those policies are generally based on local listing rules and codes of best practice, which are often considerably more stringent than local corporate laws.” ISS further acknowledged that “the best practice provisions are intended to apply to companies with a listing in that market, and those policies generally do not reflect the rules applicable to companies with a US listing.” Ultimately, ISS did not adopt a new policy for 2017 to fill the gap it identified in its U.S. benchmark policy.

In its report for our Annual Meeting, ISS continued to apply a voting policy based on the practice of a market where our shares are not listed. Notwithstanding ISS’s express acknowledgement of the gap in its U.S. benchmark policy and without any discussion or justification for its decision to continue to analyze our proposals to renew our Board’s share issuance authorities under its U.K./Ireland voting policy, ISS recommended voting against our proposals to renew our Board’s share issuance authorities because the proposed amounts and duration “exceed recommended best practice guidelines” for companies listed on an Irish or U.K. exchange. We disagree with this inappropriate imposition of “recommended best practice guidelines” for Irish-listed companies on Irish-incorporated companies, particularly when ISS itself recognized, in the context of discussing its own draft policy update, that its non-U.S. voting policies on share issuance authorities “are often driven by local listing rules and best practices, which do not generally apply to companies without a listing in that market. Meanwhile, US-listed companies are subject to NYSE or NASDAQ rules on share issuances, which are not reflected in non-US policies.”

Adhering to the limitations referenced in ISS’s U.K./Ireland voting policy on our proposals to renew our Board’s share issuance authorities would leave us disadvantaged as compared with our U.S.-incorporated and exchange-listed peers. We believe it is necessary to seek authority to issue new shares on a non-pre-emptive basis to the extent permissible under Irish law so that we can continue to execute on our business and growth strategy in a timely and competitive manner.

We are asking our shareholders to reject ISS’s approach because we do not believe that ISS’s recommended limits associated with companies that are listed on an exchange in Ireland or in the U.K. should apply to Prothena. The U.S. capital markets are the sole capital markets for our ordinary shares and our ordinary shares are listed solely on The NASDAQ Global Select Market. As such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards and NASDAQ and SEC rules and regulations. As explained above, we also believe that applying the standards and market practices of a market where our shares are not listed is inappropriate and not in the best interests of Prothena or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our shares – The NASDAQ Global Select Market – which imposes its own restrictions on share issuances for the protection of shareholders.

Why You Should Support Proposal Nos. 5, 6 and 7

Our proposals to renew our Board’s share issuance authorities for five years is directly tied to our specific growth strategy. Our growth strategy depends on our ability to research, develop and commercialize our product candidates, which requires significant capital. We do not have any products approved for commercial sale, and in order to develop and obtain regulatory approval for our product candidates we will need to raise substantial additional capital.

If our Board’s share issuance authorities are not renewed, we believe that the additional restrictions on our ability to raise capital would negatively impact our ability to execute on our business and growth strategy. In any capital raising transaction where we propose to issue shares for cash consideration, we would be required to first offer those shares to all of our existing shareholders in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such a cash financing transaction, thus potentially limiting our ability to advance the development of our product candidates and raise the capital necessary to execute on the strategy that we believe is in the best interests of our shareholders.

We need the ability to execute on our business and growth strategy without competitive disadvantage. It is critical that our Board and management have the ability to efficiently and cost-effectively access the capital markets, including by capitalizing on what can be narrow opportunistic market windows and avoiding unnecessary costs, delays and uncertainties. If our Board’s share issuance authorities are not renewed, we would be at a distinct disadvantage in effectively and efficiently raising capital, and in competing for capital vis-à-vis many of our peers because many of the companies with which we compete strategically and for capital are incorporated in the U.S., and are therefore not subject to similar share issuance restrictions.

We believe that renewing our Board’s current share issuance authorities for an additional five years instead of seeking general re-approval of our share issuance authorities on a more frequent basis is in the best interests of our shareholders. Seeking general re-approval of our share issuance authorities on a more frequent basis than every five years would subject us to competitive disadvantage, particularly given the 75% vote threshold required to dis-apply the statutory pre-emption right. Our concern in this regard is that a single shareholder or small number of shareholders, including those with a short-term focus, could defeat a proposal to dis-apply the statutory pre-emption right given the high vote threshold to approve that dis-application, even if a substantial majority of our shareholders who are supportive of our business and long-term growth strategy vote to approve the dis-application of the statutory pre-emption right.

Renewal of our Board’s share issuance authorities would be fully consistent with capital markets practice and governance standards in the U.S. Companies that are incorporated and listed in the U.S. are not generally required to and do not seek shareholder approval to renew their authority to issue shares. In addition, companies that are incorporated and publicly-traded in the U.S. do not need authority to dis-apply any statutory pre-emption right and generally do not grant all of their shareholders pre-emptive rights on new issuances of shares for cash. Instead, investors in the U.S. generally appear to accept that companies often need to access capital markets quickly, and that potential concerns associated with affording management flexibility in this respect are adequately protected against by other factors, including the shareholder approval requirements of U.S. exchanges with respect to share issuances.

Because our ordinary shares are listed exclusively in the U.S., we follow the NASDAQ rules and listing standards that provide separate restrictions on share issuances for the protection of shareholders. We are and will continue to be subject to all of the shareholder approval and other requirements that arise from our ordinary shares being listed on the NASDAQ Global Select Market and our being a U.S. domestic reporting company under SEC rules.

We believe we have responsibly used our current share issuance authorities. We believe that we have made significant progress in executing on our long-term business plan and growth strategy, while also creating value for our shareholders. We have been deliberately disciplined in deploying our cash and raising additional capital. Our cash management and what we believe to be well-timed and -executed share issuances that have successfully raised critically-needed capital to further our development programs speak to our commitment to deploy and raise capital wisely and in the best interests of our shareholders.

For the reasons set forth above, and in further detail in our proxy statement, we request that our shareholders reject the recommendations contained in the ISS report and vote “FOR” Proposal Nos. 5, 6 and 7.

Sincerely,

/s/ Gene G. Kinney

Gene G. Kinney, Ph.D.
President and Chief Executive Officer

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